Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153582 on Form S-8 of our report dated April 30, 2012, relating to the consolidated financial statements and condensed parent company financial statements of WSP Holdings Limited and its subsidiaries (collectively, the “Company”) for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 20-F of WSP Holdings Limited for the year ended December 31, 2011.

/s/ MALONEBAILEY, LLP

www.malone-bailey.com

Houston, Texas

April 30, 2012